Exhibit 99.1

Contacts:	Tom Rathjen Vice President, Investor Relations +1 (408) 789-4458 trathjen@accuray.com	Rebecca Phillips Corporate Communications +1 (408) 789-4234 rphillips@accuray.com

ACCURAY PRICES OFFERING OF
$100 MILLION 3.75% CONVERTIBLE SENIOR NOTES

SUNNYVALE, Calif., July 27, 2011 — Accuray Incorporated (Nasdaq: ARAY) (“Accuray”) today announced the pricing of its offering of $100 million aggregate principal amount of 3.75% convertible senior notes due 2016 (the “notes”).  The size of the offering was upsized from the previously announced $75 million offering. The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close August 1, 2011. Accuray has also granted to the initial purchaser of the notes the right to purchase up to an additional $15 million aggregate principal amount of notes.

Interest will be payable on the notes semi-annually in arrears at a rate of 3.75% per annum. The notes will be convertible under certain conditions into common stock of Accuray, cash or a combination thereof, at Accuray’s election.  The initial conversion rate for the notes will be 105.5548 shares of common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $9.47 per share, representing an approximately 25% conversion premium based on the closing sale price of Accuray’s common stock of $7.579 per share on July 26, 2011. The notes will mature on August 1, 2016.

Accuray may not redeem the notes prior to August 1, 2014. On or after August 1, 2014, Accuray may redeem for cash all or a part of the notes if the closing sale price of its common stock exceeds 130% of the applicable conversion price of the notes for at least 20 trading days during any 30 consecutive trading-day period (including the last trading day of such period) ending on the last trading day before the date on which Accuray provides notice of redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Accuray intends to use the proceeds from the sale of the notes for general corporate purposes, including investing strategically in expanding its business and new product initiatives.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Safe Harbor Statement

The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, the anticipated use of the proceeds of the offering. Accuray is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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